Exhibit 4.1.2

                         Amendment Dated 8-29-01 to the
                            Microchip Technology Inc.
                          Supplemental Retirement Plan

                                AMENDMENT TO THE
                        MICROCHIP TECHNOLOGY INCORPORATED
                                SUPPLEMENTAL PLAN

     WHEREAS, Microchip Technology Incorporated (the "Employer") adopted the Microchip Technology Incorporated Supplemental Retirement Plan (the "Plan") through adoption of the Fidelity Investments CORPORATEplan FOR RETIREMENT(sm) Select Plan Basic Plan Document and Amendments ("the Basic Plan Document"), effective as of January 1, 1997, for which Fidelity Management Trust Company (the "Trustee") serves as trustee of the trust established to hold Plan assets (the "Trust"); and

     WHEREAS, the Employer desires to amend the Plan to remove the choice of investment options from the Adoption Agreement:

     NOW THEREFORE, the Employer amends the Plan as follows effective October 4, 2001:

     1. Section 1.11(b) is amended to replace all language between the first sentence and the total "Note" with the following sentence:

               Participant Accounts under the Trust will be invested among the Permissible Investments designated in the Service Agreement.

     2.   Section 2.01(a)(20) is amended to read as follows:

               "Registered Investment Company" means any one or more corporations, partnerships or trusts registered under the Investment Company Act of 1940.

     3.   Section 2.01(a)(28) is added to the Basic Plan Document as follows:

               "Permissible Investment" means the investments specified by the Employer as available for investment of assets of the Trust and agreed to by the Trustee.

     4.   Section 2.01(a)(29) is added to the Basic Plan Document as follows:

               "Service Agreement" means the agreement between the Employer and the Trustee relating to the provision of investment and other services to the Plan and shall include any addendum to the agreement and any other separate written agreement between the Employer and the Trustee relating to the provision of services to the Plan.

     5. All occurrences of "Section 1.11(b)" in the Basic Plan Document No. 07 will be replaced with "the Service Agreement".

IN WITNESS WHEREOF, the Employer has signed this instrument this 29th day of August, 2001.

MICROCHIP TECHNOLOGY INCORPORATED

By: /s/ Linda Croft
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Title: Sr. HR Specialist
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